Exhibit 8.1	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

February 20, 2015

LinnCo, LLC

Linn Energy, LLC

600 Travis Street

Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) of LinnCo, LLC, a Delaware limited liability company (“LinnCo”), and Linn Energy, LLC, a Delaware limited liability company (“Linn Energy” and, together with LinnCo, the “Registrants”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of securities that may be issued and sold by the Registrants from time to time pursuant to Rule 415 under the Securities Act, certain legal matters in connection with such securities are being passed upon for you by us. Such securities include (i) common shares representing limited liability company interests of LinnCo and (ii) common units representing limited liability company interests of Linn Energy. At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. Reference is made to the discussion in the prospectus forming a part of the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” (the “Discussion”).

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement and the related prospectus, (ii) certain other filings made by LinnCo and Linn Energy with the Commission, (iii) representation letters provided to us by LinnCo and Linn Energy in support of this opinion and (iv) other information provided to us by the representatives of LinnCo and Linn Energy.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our Firm in the Discussion and under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

LinnCo, LLC Linn Energy, LLC	- 2 -	February 20, 2015

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.